SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2) *



                        UNITED TENNESSEE BANKSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91307P 10 3
                                   -----------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ X ]   Rule 13d-1(b)

     [ X ]   Rule 13d-1(c)

     [   ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 2 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            UNITED TENNESSEE BANKSHARES, INC. EMPLOYEE STOCK OWNERSHIP
             PLAN TRUST
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-0309135

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF TENNESSEE

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                       0

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               158,744
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                 7    SOLE DISPOSITIVE POWER                  0
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER          158,744

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             158,744
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             11.5%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
               EP
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 3 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            WILLIAM B. HENRY
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                  13,448

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               222,920
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                  7    SOLE DISPOSITIVE POWER            21,529
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER          222,920

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             244,449
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             17.7%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
              IN
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 4 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            ROBERT L. OVERHOLT
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                  26,673

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               211,646
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                  7    SOLE DISPOSITIVE POWER            34,754
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER          211,646

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             246,400
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             17.8%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
              IN
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 5 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            ROBERT D. SELF
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES OF AMERICA

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                   9,129

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER               212,431
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                  7    SOLE DISPOSITIVE POWER            17,210
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER          212,431

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             229,641
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             16.6%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
              IN
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 6 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION GRANTOR TRUST AGREEMENT

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           62-1710108
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           STATE OF TENNESSEE

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                       0

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER                20,130
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                  7    SOLE DISPOSITIVE POWER                 0
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER           20,130

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             20,130
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             1.4%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
              OO
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------  ------------------------------------  -------------------
CUSIP NO. 91307P 10 3                   13G                  PAGE 7 OF 11 PAGES
---------------------  ------------------------------------  -------------------



---------- ---------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS:
            TRUST AGREEMENT UNDER THE UNITED TENNESSEE BANKSHARES, INC.
             MANAGEMENT RECOGNITION PLAN
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                              (a)  [   ]

                                                              (b)  [ X ]

---------- ---------------------------------------------------------------------

    3      SEC USE ONLY

---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           STATE OF TENNESSEE

------------------------- ------ -----------------------------------------------

                            5    SOLE VOTING POWER                       0

                          ------ -----------------------------------------------
  NUMBER OF
   SHARES                   6    SHARED VOTING POWER                32,772
BENEFICIALLY
  OWNED BY                ------ -----------------------------------------------
    EACH
  REPORTING                  7    SOLE DISPOSITIVE POWER                 0
   PERSON
    WITH                  ------ -----------------------------------------------

                            8    SHARED DISPOSITIVE POWER           32,772

------------------------- ------ -----------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              32,772
---------- ---------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [  ]
---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              2.4%
---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *
              OO
---------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             -------------------
                                                             PAGE 8 OF 11 PAGES
                                                             -------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(A)     NAME OF ISSUER.
       United Tennessee Bankshares, Inc.

ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
       344 W. Broadway
       Newport, Tennessee  37821

ITEM 2(A)     NAME OF PERSON(S) FILING.
       United Tennessee Bankshares, Inc. Employee Stock Ownership Plan Trust ("ESOP"), Newport Federal Savings and Loan Association Grantor Trust Agreement (the "Grantor Trust"), Trust Agreement under the United Tennessee Bankshares, Inc. Management Recognition Plan (the "MRP Trust"), and the following individuals who serve as their trustees: William B. Henry, Robert L. Overholt, and Robert D. Self.

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE.
       Same as Item 1(b).

ITEM 2(C)     CITIZENSHIP.
       See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D)     TITLE OF CLASS OF SECURITIES.
       Common Stock, no par value.

ITEM 2(E)     CUSIP NUMBER.
       See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (f) [ X ]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

       Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, and by the MRP Trust and the Grantor Trust, all filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                                             -------------------
                                                             PAGE 9 OF 11 PAGES
                                                             -------------------

ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

              (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

              (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
       Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
       Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
       Not applicable.

ITEM 10.      CERTIFICATION.
         By signing below, each signatory in his capacity as a trustee of the ESOP, certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his individual capacity or in his capacity as a trustee of the Grantor Trust or MRP Trust certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             -------------------
                                                             PAGE 10 OF 11 PAGES
                                                             -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

UNITED TENNESSEE BANKSHARES, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

    /s/ William B. Henry                                 September 28, 2000
    -------------------------------------                -----------------------
    William B. Henry, as Trustee                         Date

    /s/ Robert L. Overholt                               September 28, 2000
    -------------------------------------                -----------------------
    Robert L. Overholt, as Trustee                       Date

    /s/ Robert D. Self                                   September 28, 2000
    -------------------------------------                -----------------------
    Robert D. Self, as Trustee                           Date


TRUST AGREEMENT UNDER THE
UNITED TENNESSEE BANKSHARES, INC.
MANAGEMENT RECOGNITION PLAN

By Its Trustees:



    /s/ Robert L. Overholt                               September 28, 2000
    -------------------------------------                -----------------------
    Robert L. Overholt, as Trustee                       Date

    /s/ Robert D. Self                                   September 28, 2000
    -------------------------------------                -----------------------
    Robert D. Self, as Trustee                           Date

    /s/ William B. Henry                                 September 28, 2000
    -------------------------------------                -----------------------
    William B. Henry, as Trustee                         Date

                                                             -------------------
                                                             PAGE 11 OF 11 PAGES
                                                             -------------------


NEWPORT FEDERAL SAVINGS AND LOAN
ASSOCIATION GRANTOR TRUST AGREEMENT


By Its Trustees:




    /s/ Robert L. Overholt                               September 28, 2000
    -------------------------------------                -----------------------
    Robert L. Overholt, as Trustee                       Date

    /s/ Robert D. Self                                   September 28, 2000
    -------------------------------------                -----------------------
    Robert D. Self, as Trustee                           Date

    /s/ William B. Henry                                 September 28, 2000
    -------------------------------------                -----------------------
    William B. Henry, as Trustee                         Date




    SIGNATURES:




    /s/ William B. Henry                                 September 28, 2000
    -------------------------------------                -----------------------
    William B. Henry, as Individual Stockholder          Date

    /s/ Robert L. Overholt                               September 28, 2000
    -------------------------------------                -----------------------
    Robert L. Overholt, as Individual Stockholder        Date

    /s/ Robert D. Self                                   September 28, 2000
    -------------------------------------                -----------------------
    Robert D. Self, as Individual Stockholder            Date